Filed Pursuant to Rule 433
Registration Statement No. 333-176848
October 4, 2011

Pricing Term Sheet

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.  The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement.

Issuer:	TIM Participações S.A.

Registration Statement File No.:	333-176848

Title of Shares to be purchased:	American Depositary Shares each representing five common shares

Number of Firm ADSs:	6,812,056

Number of Additional ADSs	Up to 1,892,302 Additional ADSs

Initial Public Offering Price	U.S.$22.80 per ADS, which is the U.S. dollar equivalent of the real offering price per Common Share of R$8.60, converted from Brazilian reais to U.S. dollars at a rate of R$1.8856 per U.S. $1.00

Purchase Price:	U.S.$22.23 per ADS

Selling Concession:	2.5% of the Initial Public Offering Price, or U.S.$0.57 per ADS

Closing Date and Time:	October 11, 2011, 10:00 a.m. for the delivery of the ADSs

Managers:	Itau BBA USA Securities Inc. Morgan Stanley & Co. LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus included in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you call 1-866-718-1649.